EXHIBIT 11
                              THE WMF GROUP, LTD.
                   (Formerly NHP Financial Services, Ltd. and
                          Formerly WMF Holdings Ltd.)
                          Consolidated Balance Sheets
                     as of December 31, 1997,1996 and 1995
                  (dollars in thousands except per share data)

                           Computation Of Net Income

                                 Year        For the period    For the period        Year
                                Ended        April 1 1, 1996  January 1, 1996       Ended
                             December 31,    to December  31,   to March 31,     December 31,
                                 1997              1996             1996             1995
                                 ----              ----             ----             ----
 Net Income                          $2,442            $1,155             $305             $777

 Weighted-average share
   outstanding:
 Shares outstanding,
   beginning of period                4,272             4,217            4,217            4,717
 Weighted-average shares
   outstanding                        4,272             4,217            4,217            4,717

 Net Income per share                 $0.57             $0.27            $0.07            $0.16